Exhibit 99.1

Transgenomic Reports Second Quarter 2014 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time Today

OMAHA, Neb.--(BUSINESS WIRE)--August 6, 2014--Transgenomic, Inc. (NASDAQ:TBIO) today reported financial results for the second quarter ended June 30, 2014, and provided a business update.

Second Quarter Financial Results

Net sales for the second quarter of 2014 were $6.8 million compared with $7.3 million for the same period in 2013. The year-to-year decline is attributable to a $0.3 million decrease in the Genetic Assays and Platforms segment, due to fewer instrument sales, and a $0.2 million decrease in the Laboratory Services segment, resulting from lower sales of contract development services to pharmaceutical clients. Partially offsetting the decline in contract lab services were higher sales of patient tests, spurred by a number of new products launched in late 2013. Net sales in the second quarter of 2014 showed a nearly double-digit increase over net sales in the first quarter of 2014, including a second consecutive quarter of increases in the patient testing business.

Gross profit was $2.4 million, or 35 percent of net sales, compared with gross profit of $3.0 million or 41 percent of net sales for the same period in 2013. Gross profit decreased approximately $0.6 million as a result of fewer instrument sales in the Genetic Assays and Platforms segment and the impact of lower sales in the Laboratory Services segment.

Operating expenses were $6.3 million during the second quarter of 2014, compared with $5.9 million in the prior year. The increase in operating expenses was primarily due to higher non-cash stock compensation costs and a higher bad debt provision in the second quarter of 2014 as compared to the second quarter of 2013.

In the second quarter of both 2014 and 2013, there was $0.2 million of non-cash income related to warrant revaluation. This income for each period resulted from a lower value being assigned to the warrants.

The net loss for the second quarter of 2014 was $3.9 million or $0.57 per share, compared with a net loss of $2.9 million or $0.41 per share for the second quarter of 2013.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, was a loss of $3.2 million for the second quarter of 2014, compared to a $2.2 million loss for the same period in 2013. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $1.2 million as of June 30, 2014, compared with $1.6 million as of December 31, 2013. After the close of the quarter, in July 2014, the Company sold the rights to its SURVEYOR Nuclease technology and assets for a minimum of $4.25 million. The net proceeds from this sale will be used to pay down debt under the Company’s revolving credit facility, which may be redrawn as needed, and for working capital and other general corporate purposes.

Six Month Financial Results

Net sales for the six months ended June 30, 2014 were $13.0 million compared with $14.7 million for the same period in 2013. The decline includes an 11 percent decrease in the Laboratory Services segment, which resulted from lower sales of contract laboratory services and from a higher than usual level of sales in the first half of 2013 that resulted from working down a backlog of Nuclear Mitome tests from the previous year. These decreases were partially offset by higher sales of patient tests, reflecting revenues from a number of new products launched in late 2013, and a continuing increase in revenues from our core patient testing products. In the Genetic Assays and Platforms segment, net sales for the six months ended June 30, 2014 declined 12 percent as compared to the same period in 2013 as a result of fewer instrument sales.

Gross profit was $4.9 million or 38 percent of net sales, compared with gross profit of $6.2 million, or 42 percent of net sales, for the same period in 2013. The decrease was largely attributable to the impact of lower sales of contract laboratory services and fewer instrument sales in the Genetic Assays and Platforms segment.

Operating expenses were $12.4 million during the first half of 2014, compared with $13.0 million in the first half of 2013. The decrease is mainly due to lower bad debt provisions in the first half of 2014 as compared to 2013, along with lower salaries and employee-related costs due to a mid-year 2013 reduction in our Laboratory Services sales force. These decreases were partially offset by increased non-cash stock compensation costs.

For the six months ended June 30, 2014 and 2013, non-cash income related to warrant revaluation was $0.3 million and $0.6 million, respectively.

The net loss for the six months ended June 30, 2014 was $8.1 million or $1.17 per share compared with a net loss of $6.5 million, or $0.95 per share, for the comparable period of 2013.

Paul Kinnon, President and Chief Executive Officer of Transgenomic, commented, “During the second quarter, we continued to make progress putting in place the elements needed to reach our goal of creating a revitalized company. Operationally, our patient testing business continues to show renewed strength, with revenues again growing sequentially quarter over quarter. We expect that this trend will continue in the third quarter, along with growth from new projects in our contract services laboratory.”

Mr. Kinnon continued, “Strategically, we have executed on a number of actions that illustrate our roadmap for creating shareholder value. Importantly, during the quarter the company finalized two transactions that are foundational to our strategy. The first was our exclusive license from Dana-Farber Cancer Institute for the multiplexed version of our groundbreaking ICE COLD-PCRTM technology, which makes possible the simultaneous detection of multiple DNA mutations from a single liquid sample, such as blood or urine, or from tissue. Multiplexing makes ICE COLD-PCR far more efficient and allows us to assemble targeted panels of relevant mutations, which should greatly increase its utility for routine use in cancer therapy, as well as for biopharmaceutical customers who will use the technology to develop new cancer treatments and companion diagnostics.”

“The second transaction involved the redeployment of a non-core asset,” said Mr. Kinnon. “The sale of our SURVEYOR Nuclease technology to IDT for the research market allows us to focus more resources on commercialization efforts in our core businesses. By licensing back exclusive rights to clinical and diagnostic uses, we ensured our continued access to SURVEYOR in high value applications. The monetization of this asset will also contribute to the expedited development and commercialization of ICE COLD-PCR. Other actions during the quarter included our uplisting to NASDAQ, which is important symbolically and also brings the company enhanced visibility and liquidity. We also added to our Board another outstanding business leader with extensive life science experience—the second high-caliber individual we have recruited in the past few months.”

Mr. Kinnon concluded, “We are optimistic that the company’s turnaround is well underway. In the coming months we intend to share more information with respect to our commercialization plans for key parts of the business, including ICE COLD-PCR technology that we believe has great transformative potential.”

Recent Highlights

  TBIO Sells Rights to Surveyor Mutation Detection Technology and Assets to Integrated DNA Technologies: On July 2, 2014, Transgenomic announced that it had entered into an agreement to sell to Integrated DNA Technologies, Inc. (IDT) rights to its SURVEYOR Nuclease technology and assets for a minimum of $4.25 million. As part of the agreement, IDT is exclusively sublicensing rights for all clinical and diagnostic applications of the technology back to Transgenomic. This sale to IDT for the non-core research market allows the company to focus resources on its core businesses while securing access to the technology for high value clinical and pharmaceutical applications.
  Collaborative Studies Validating Transgenomic's ICE COLD-PCR Technology Highlighted at ASCO: The potential of the ICE COLD-PCR technology was highlighted in scientific study materials displayed at Transgenomic’s booth at the 2014 ASCO Annual Meeting in late May, 2014. The studies provide further validation of key features of ICE COLD-PCR technology and were conducted by company researchers along with scientists at the University of Texas MD Anderson Cancer Center and the Dana-Farber Cancer Institute.
  Transgenomic Licenses Exclusive Rights to Multiplexed ICE COLD-PCR Technology: On May 28, 2014, the company announced an exclusive license with the Dana-Farber Cancer Institute for worldwide rights to develop and commercialize multiplexed versions of ICE COLD-PCR technology. The exclusive license covers all fields and applications of the technology, which makes possible the simultaneous detection of multiple DNA mutations from a single blood, urine or tissue sample. Multiplexing makes ICE COLD-PCR technology far more efficient, which should greatly increase its utility for routine use in cancer therapy and in new drug development.
  John D. Thompson Joins Transgenomic’s Board of Directors: On May 15, 2014, Transgenomic announced John Thompson’s appointment as a director. Mr. Thompson was an influential strategist and dealmaker at top tier life sciences firms such as Invitrogen and Life Technologies. He brings extensive experience in life sciences business development, corporate strategy and mergers and acquisitions to Transgenomic.
  Transgenomic Uplists to NASDAQ Capital Market: Transgenomic achieved a major goal when its uplisting to the NASDAQ Capital Market became effective on May 9, 2014. The move to a major organized stock exchange is expected to benefit shareholders through the company’s greater visibility, access to capital, and increased share liquidity.
  Transgenomic Announces Collaboration with Raptor Pharmaceuticals for Genetic Testing Services: On April 4, 2014, Transgenomic announced an agreement with Raptor Pharmaceuticals to provide genetic testing services for Raptor’s clinical trial evaluating RP103 as a potential treatment for Leigh syndrome and other inherited mitochondrial disorders. This agreement is an example of how Transgenomic is working with pharmaceutical companies to employ complementary genetic tests designed to improve clinical diagnoses and outcomes.

Conference Call

Transgenomic management will host a conference call to discuss second quarter 2014 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1908 from the U.S. or Canada or 785-424-1827 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://world.transgenomic.com/investor-relations/quarterly-conference-calls and follow the instructions. An archived webcast of the call will be available for 30 days. A telephone replay will be available from 8:00 p.m. Eastern Time on August 6, 2014 through 11:59 p.m. Eastern Time on August 20, 2014 by dialing 800-723-1517 (domestic) or 402-220-2659 (international).

About Transgenomic
Transgenomic, Inc. is a global biotechnology company applying sophisticated diagnostic technologies and products, such as its revolutionary ICE COLD-PCRTM, to advance personalized medicine in cardiology, oncology, and inherited diseases. The company offers a portfolio of unique genetic tests through its Patient Testing services business, provides specialized genomic clinical and research services to biopharmaceutical companies developing targeted therapies, and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies and products are designed to improve medical diagnoses and patient outcomes in measureable ways.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

CONTACT:
Investor Contact
Argot Partners
Susan Kim, 212-600-1902
susan@argotpartners.com
or
Media Contact
BLL Partners
Barbara Lindheim, 212-584-2276
blindheim@bllbiopartners.com
or
Company Contact
Transgenomic, Inc.
Mark Colonnese, 203-907-2242
EVP and CFO
investorrelations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
NET SALES:
Laboratory Services	$3,843	$4,012	$7,531	$8,439
Genetic Assays and Platforms	2,921	3,294	5,484	6,241
	6,764	7,306	13,015	14,680
COST OF GOODS SOLD	4,371	4,333	8,128	8,452
GROSS PROFIT	2,393	2,973	4,887	6,228
OPERATING EXPENSES:
Selling, general and administrative	5,563	4,982	10,851	11,294
Research and development	785	913	1,530	1,677
	6,348	5,895	12,381	12,971
LOSS FROM OPERATIONS	(3,955)	(2,922)	(7,494)	(6,743)
OTHER INCOME (EXPENSE):
Interest expense, net	(146)	(151)	(328)	(304)
Change in fair value of warrants	200	200	250	600
Other, net	—	—	—	53
	54	49	(78)	349
LOSS BEFORE INCOME TAXES	(3,901)	(2,873)	(7,572)	(6,394)
INCOME TAX (BENEFIT) EXPENSE	(8)	(6)	497	60
NET LOSS	$(3,893)	$(2,867)	$(8,069)	$(6,454)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(305)	(181)	(535)	(362)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,198)	$(3,048)	$(8,604)	$(6,816)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.57)	$(0.41)	$(1.17)	$(0.95)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	7,353,695	7,353,810	7,353,695	7,178,028

Transgenomic, Inc.
Summary Financial Results
Proforma Modified EBITDA
(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
NET LOSS	$(3,893)	$(2,867)	$(8,069)	$(6,454)

INTEREST EXPENSE	146	151	328	304

INCOME TAX (BENEFIT) EXPENSE	(8)	(6)	497	60

DEPRECIATION AND AMORTIZATION	488	687	981	1,431

CHANGE IN FAIR VALUE OF WARRANTS	(200)	(200)	(250)	(600)

STOCK COMPENSATION EXPENSE	306	(2)	637	162

MODIFIED EBITDA	$(3,161)	$(2,237)	$(5,876)	$(5,097)

TRANSGENOMIC, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(unaudited)
	June 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,191	$1,626
Accounts receivable, net	7,298	5,314
Inventories, net	4,009	3,957
Other current assets	879	938
Total current assets	13,377	11,835
PROPERTY AND EQUIPMENT, NET	1,836	2,003
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	8,665	9,195
Other assets	295	327
	$31,091	$30,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$9,761	$8,625
OTHER LIABILITIES:
Long term debt, less current maturities	6,211	6,318
Common stock warrant liability	350	600
Accrued preferred stock dividend	2,521	1,986
Other long-term liabilities	1,897	1,303
Total liabilities	20,740	18,832

STOCKHOLDERS’ EQUITY	10,351	11,446
	$31,091	$30,278